Exhibit 99.1

Contacts:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Reports 2019 Fourth Quarter and Full Year Financial Results
and Announces Plan to Dissolve the Company by Year-End 2020

- 2019 Revenue Guidance Exceeded -
- Monetization Process Underway -
- PDL Board Approved Plan of Complete Liquidation and
Plans to Seek Stockholder Approval for Dissolution of the Company -
- Targeting to File a Certificate of Dissolution under Delaware Law by Year-End 2020 -
- Conference Call at 4:30 p.m. Eastern Time Today -

INCLINE VILLAGE, Nev. (March 11, 2020) - PDL BioPharma, Inc. (“PDL” or “the Company”) (Nasdaq: PDLI) provides an update on its strategic plans and reports financial results for the three and twelve months ended December 31, 2019:

Strong Start in the Implementation of Monetization Strategy - Accelerating Completion Timeline

In September 2019, the Company engaged financial advisors and initiated a review of its strategy; this review was completed in December 2019. At such time, management and the board of directors decided to halt the execution of the Company’s growth strategy, cease making additional strategic transactions and investments and pursue a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders. In February 2020, the board of directors approved a formal plan of complete liquidation and passed a resolution to seek stockholder approval at its next Annual Stockholders’ Meeting (the “2020 Annual Meeting”) to dissolve the Company under Delaware state law.

Subsequent to its announcement in December 2019, PDL has taken the following steps to monetize the assets of the Company and distribute net proceeds to its stockholders in the form of share repurchases, cash dividends or other distributions:

•	Board of directors authorized common stock and convertible note repurchases up to $275.0 million in mid-December 2019

•
Retired $119.3 million principal value of convertible notes, or 80% of the Company’s debt, in mid-December 2019, for $97.9 million of cash and 13.4 million shares of Company common stock. The Company also repurchased 3.2 million shares of Company common stock in this transaction

•
Immediately thereafter entered into a 10b5-1 program for $120.0 million to allow for the continued repurchase of convertible notes and the repurchase of common stock. The 10b5-1 program limit was set at approximately the amount remaining under the board of directors’ $275.0 million authorization after the mid-December 2019 convertible note repurchases. Pursuant to this program:

◦	Retired $13.7 million principal value of convertible notes in 2020. Approximately $17.0 million of convertible notes remain outstanding

◦	Retired 3.8 million shares of common stock through March 10, 2020

•
Engaged financial advisors to evaluate the sale of the entire Company, or the sale or distribution of its holdings of Evofem Biosciences, Inc. (“Evofem”) common stock, the portfolio of royalty assets and the Company’s Noden and LENSAR subsidiaries

•
Negotiated a cooperation agreement with Engine Capital, Inc. that enables the Company to focus on the expeditious return of net proceeds to stockholders with input from a new board member with relevant experience in corporate sales process

As part of the monetization process, the Company has engaged the following parties:

•	BofA Securities, Inc. has been engaged by the Company to act as its financial advisor in connection with the potential sale of the Company or its royalty asset portfolio.

•	Torreya has been engaged to lead the effort in selling the Noden subsidiary or its assets and the Company’s equity stake in Evofem.

•
SVB Leerink has been engaged to evaluate opportunities available to LENSAR, with a focus on maximizing the value of the LENSAR subsidiary. PDL remains committed to LENSAR and the development of its next generation technology while it pursues the optimal path to monetize this investment. PDL’s past capitalization of LENSAR has positioned it for growth, which has resulted in positive revenue and volume growth and a current capitalization allowing it to continue with its growth initiatives. SVB Leerink has also been engaged to advise the Company’s management and board of directors on overall liquidation and distribution strategies.

“We are pleased with the progress we are making on the execution of our monetization strategy and with our results for the fourth quarter and full year 2019. While we wrote down the value of certain of our assets at year end, our strong operating results are a testament to the quality and intrinsic value of our assets,” said Dominique Monnet, president and CEO of PDL.

“Based on the strong progress made to date and through the leadership of our board of directors and the commitment of our employees, we now believe that we can either execute a whole Company sale or monetize our key assets and distribute a significant portion of the net proceeds to our stockholders by the end of 2020. Further, we are confident this plan provides the best strategy to minimize costs and to maximize net proceeds to our stockholders.”

While the Company pursues this monetization strategy, it will continue its efforts to minimize operating costs. A cost management committee of the board was formed to oversee these cost reduction initiatives.

Under the Company’s monetization plan, should PDL conclude that a whole Company sale will not optimize stockholder returns, it would then target the filing of a certificate of dissolution under Delaware law by the end of 2020, subject to the approval of the Company’s stockholders. The Company would remain post-2020 soley to manage potential litigation, unresolved claims, post-dissolution distributions and the monetization of any remaining assets, as well as address remaining stockholder matters and administrative issues.

Full-Year 2019 Revenues Exceeded Guidance Announced in Third Quarter Earnings Press Release

•	LENSAR product revenue of $30.7 million exceeded the Company’s upwardly revised guidance of $29.0 million.

•	Cash received from royalty assets totaled $79.3 million, significantly exceeding guidance of $60.0 - $65.0 million.

•	Noden product revenue of $55.1 million exceeded the guidance range of $50.0 - $55.0 million.

Fourth Quarter Financial Highlights

•	Total revenues were negative $5.8 million, including $21.0 million in product revenue and negative $26.8 million in revenue from royalty rights - change in fair value.

•	LENSAR revenues were $8.5 million, an increase of 19% over the prior-year period, with procedure volume up 41%.

•	Net cash from all royalty rights was $21.0 million, up from $20.9 million for the prior-year period.

•	U.S. market share for branded Tekturna® and authorized generic of Tekturna of approximately 73% remained steady with the third quarter of 2019.

•	GAAP net loss was $54.9 million. Non-GAAP net income was $4.2 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 4 at the end of this news release.

Revenue Highlights

•	Total revenues for the fourth quarter of 2019 included $21.0 million in product revenue and negative $26.8 million in revenue from royalty rights - change in fair value.

◦
Product revenue from the LENSAR Laser System® was $8.5 million, a 19% increase from the fourth quarter of 2018. Revenue generated outside the U.S. accounted for the majority of the revenue increase. LENSAR procedure volume for the fourth quarter of 2019 increased 41% from the prior-year period.

◦
Net royalty revenues from acquired royalty rights, which include cash royalties received and a change in fair value of the royalty rights assets, were negative $26.8 million compared with $19.1 million in the prior-year period. The decrease is primarily related to the decrease in fair value of the royalty rights for the Type 2 diabetes products acquired from Assertio Therapeutics. PDL received $21.0 million in net cash from all its royalty rights in the fourth quarter of 2019, up from $20.9 million in the prior-year period. See Table 3 for a rollforward of royalty asset for the fourth quarter and full year 2019 compared with the comparable periods in 2018.

◦
Product revenue from Noden was $12.4 million compared with $18.8 million in the prior-year period. Revenues for the U.S. and rest of the world were $4.3 million and $8.1 million, respectively, compared with $9.8 million and $9.0 million, respectively, in the prior-year period. The U.S. market share for branded Tekturna and the authorized generic of Tekturna was 73%, relatively unchanged from the third quarter of 2019.

•	Total revenues for 2019 were $54.8 million and included $85.8 million in product revenue and negative $31.0 million in revenue from royalty rights - change in fair value.

◦
Product revenue from the LENSAR Laser System was $30.7 million, a 25% increase over 2018. Revenue generated outside of the U.S. accounted for the majority of the increase. LENSAR procedure volume for 2019 increased 33% over the prior year.

◦
Revenue from royalty rights - change in fair value was negative $31.0 million for 2019, compared with $85.3 million in 2018. The decrease is primarily related to a non-cash adjustment to the AcelRx and Assertio royalty asset fair values of negative $60.0 million and negative $46.3 million, respectively. PDL received $79.3 million in net cash from its royalty rights in 2019, compared with $78.0 million in 2018.

◦
Product revenue from the Noden Products was $55.1 million compared with $80.8 million for the prior year. Sales for 2019 were comprised of $25.3 million in the U.S. and $29.8 million in the rest of the world, compared with $40.5 million and $40.3 million, respectively, in 2018. The decline in sales of branded Tekturna in the U.S. is due primarily to the launch of an authorized generic of Tekturna in the U.S. and the launch of a third-party generic of aliskiren late in the first quarter of 2019. The decline in sales in the rest of the world is due to lower sales volume of Rasilez® in certain territories, in part reflecting additional measures to maximize product profitability.

◦	Interest revenue decreased by $2.3 million from 2018 due to modifications to the Company’s agreement with CareView Communications (“CareView”), which deferred interest payments for 2019.

◦	Royalties from PDL’s licensees to the Queen et al. patents were less than $0.1 million for 2019, compared with $4.5 million for 2018, reflecting the runout of the royalties on the sales of Tysabri®.

Operating Expense Highlights

•	Operating expenses for the fourth quarter of 2019 were $64.0 million, a $52.4 million increase from the fourth quarter of 2018. The increase was primarily due to:

◦	An impairment in the Noden intangible assets of $22.5 million due to a change in the strategy for Noden,

◦	a prior-year benefit for the release of the Noden contingent consideration liability of $19.2 million with no comparable adjustment in the current year quarter,

◦	a $10.8 million impairment of the CareView note receivable compared to an $8.2 million impairment in the prior year quarter,

◦	higher R&D costs for LENSAR associated with its next-generation technology,

◦	higher G&A expenses primarily due to higher compensation costs, mainly as a result of the prior-year expense reversal of a significant portion of the employee long-term incentive award,

◦	increased professional service expense, and

◦	an increase in cost of goods sold primarily due to Noden product sales outside of the United States, partially offset by:

◦	a decrease in sales and marketing expenses for our Noden subsidiary.

•	Operating expenses for 2019 were $154.6 million, a $94.1 million decrease from the prior year. The decrease was primarily due to:

◦	A $22.5 million impairment of the Noden intangible assets in the current year compared to a $152.3 million impairment in 2018,

◦	lower intangible asset amortization expense of $9.5 million due to the 2018 impairment,

◦
decreased sales and marketing expenses of $8.7 million primarily due to the cost savings from the change in our marketing strategy to a non-personal promotion strategy for Noden in anticipation of a launch of a third-party generic form of aliskiren. This non-personal promotion strategy was subsequently discontinued upon the launch of our authorized generic form of Tekturna, partially offset by:

◦	the prior-year benefit from the release of the Noden contingent consideration liability of $41.6 million,

◦	increased cost of goods sold of $5.2 million primarily due to termination provisions in a Noden supply agreement amended in June 2019 involving end of contract fees and increased LENSAR product sales,

◦	increased research and development expenses of $4.4 million primarily related to the acquisition of intellectual property supporting our second-generation LENSAR product, and

◦	a $10.8 million impairment of the CareView note receivable in 2019 compared to an $8.2 million impairment in 2018.

Other Financial Highlights

•
The market value of the Company’s investment in Evofem increased $18.3 million in the 2019 fourth quarter and $36.4 million in the 2019 full year. The Company acquired its investment in Evofem in two tranches in the second quarter of 2019, paying total consideration of $60.0 million.

•
On a GAAP basis, the net loss attributable to PDL’s stockholders for the fourth quarter of 2019 was $54.9 million, or $0.48 per share, compared with GAAP net income attributable to PDL’s stockholders of $16.3 million, or $0.11 per share on a fully diluted basis, for the prior year period. Non-GAAP net income attributable to PDL’s stockholders was $4.2 million for the fourth quarter of 2019, compared with non-GAAP net income of $15.7 million for the fourth quarter of 2018.

•
The GAAP net loss attributable to PDL’s stockholders for 2019 was $70.4 million, or $0.59 per share, compared with a GAAP net loss attributable to PDL’s stockholders of $68.9 million or $0.47 per share, for the prior year. Non-GAAP net income attributable to PDL’s stockholders was $39.1 million for 2019, compared with non-GAAP net income of $60.4 million for the prior-year.

•	PDL had cash and cash equivalents of $193.5 million as of December 31, 2019, compared with cash and cash equivalents of $394.6 million as of December 31, 2018.

◦
The $201.1 million reduction in cash and cash equivalents during 2019 was primarily the result of the repurchase of convertible debt of $97.9 million, common stock repurchases of $86.9 million, the Company’s investment in Evofem of $60.0 million, net cash used in operations of $32.4 million and costs incurred in the exchange of convertible debt of $4.4 million. This reduction was partially offset by the proceeds from royalty rights of $79.3 million and cash proceeds from the sale of intangible assets of $5.0 million.

Stock Repurchase Programs

•	In January 2020, PDL began repurchasing shares of its common stock in the open market pursuant to the
10b5-1 program entered into in December 2019. The Company acquired 3.8 million shares for $12.9 million, at an average cost of $3.42 per share, including commissions through March 10, 2020.

•	Pursuant to this program, the Company also repurchased $13.7 million par value of convertible notes through February 2020.

•	Since initiating its first stock repurchase program in March 2017, the Company has repurchased 56.9 million shares for $167.9 million, at an average cost of $2.95 per share.

•	As of February 29, 2020, the Company had approximately 123.6 million shares of common stock outstanding.

Conference Call and Webcast

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today. Slides to accompany the conference call will be available in the Investor Relations section of https://www.pdl.com/.

To access the live conference call via phone, please dial 844-535-4071 from the U.S. and Canada or 706-679-2458 internationally. The conference ID is 8017938. A telephone replay will be available beginning approximately one hour after the call through one week following the call, and can be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 8017938.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of https://www.pdl.com/ and select “Events & Presentations.”

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein. LENSAR and associated logos are trademarks or registered trademarks of, and are proprietary to, LENSAR, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2020. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Important Additional Information and Where to Find It

The Company plans to file a proxy statement (the “2020 Proxy Statement”) with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2020 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2020 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://investor.pdl.com/investor-relations/sec-filings) or by contacting Okapi Partners by phone (for stockholders, banks and brokers) at 877-259-6290 or (all others outside the U.S.) at 212-297-0720, by email at info@okapipartners.com or by mail at Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2020 Annual Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2020 Proxy Statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual meeting of stockholders (the “2019 Proxy Statement”), filed with the SEC on April 30, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues
Product revenue, net	$20,967	$25,976	$85,835	$105,448
Royalty rights - change in fair value	(26,765)	19,139	(31,042)	85,256
Royalties from Queen et al. patents	—	2	9	4,536
Interest revenue	—	83	—	2,337
License and other	3	(81)	(45)	533
Total revenues	(5,795)	45,119	54,757	198,110
Operating Expenses
Cost of product revenue (excluding intangible asset amortization and impairment)	13,428	11,444	53,619	48,460
Amortization of intangible assets	1,561	1,577	6,306	15,831
General and administrative	12,561	6,019	45,598	45,420
Sales and marketing	1,967	2,772	8,482	17,139
Research and development	1,243	806	7,308	2,955
Impairment of intangible assets	22,490	—	22,490	152,330
Asset impairment loss	10,768	8,200	10,768	8,200
Change in fair value of contingent consideration	—	(19,198)	—	(41,631)
Total operating expenses	64,018	11,620	154,571	248,704
Operating (loss) income	(69,813)	33,499	(99,814)	(50,594)
Non-operating income (expense), net
Interest and other income, net	1,046	1,958	6,030	6,065
Interest expense	(2,454)	(2,895)	(11,404)	(12,157)
Equity affiliate - change in fair value	18,293	—	36,402	—
Gain on sale of intangible assets	—	—	3,476	—
Gain on investments	—	—	—	764
Loss on exchange and extinguishment of convertible notes	(4,530)	—	(8,430)	—
Total non-operating income (expense), net	12,355	(937)	26,074	(5,328)
(Loss) income before income taxes	(57,458)	32,562	(73,740)	(55,922)
Income tax (benefit) expense	(2,630)	16,283	(3,049)	12,937
Net (loss) income	(54,828)	16,279	(70,691)	(68,859)
Less: Net (loss) attributable to noncontrolling interests	60	—	(280)	—
Net (loss) income attributable to PDL's stockholders	$(54,888)	$16,279	$(70,411)	$(68,859)

Net (loss) income per share
Basic	$(0.48)	$0.12	$(0.59)	$(0.47)
Diluted	$(0.48)	$0.11	$(0.59)	$(0.47)

Shares used to compute net (loss) income per basic share	114,671	141,247	118,631	145,669
Shares used to compute net (loss) income per diluted share	114,671	142,608	118,631	145,669

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,	December 31,
	2019	2018
Cash and cash equivalents	$193,451	$394,590
Notes receivable	$53,410	$63,813
Royalty rights - at fair value	$266,196	$376,510
Investment in equity affiliate	$82,267	$—
Total assets	$716,119	$963,736
Total convertible notes payable	$27,250	$124,644
Total stockholders’ equity	$593,278	$729,779

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED ROYALTY ASSET DATA
(Unaudited)
(In thousands)

	Three Months Ended
	December 31, 2019			December 31, 2018

(in thousands)	Cash Royalties	Change In Fair Value	Total	Cash Royalties	Change In Fair Value	Total

Assertio	$19,245	$(46,298)	$(27,053)	$19,425	$(1,331)	$18,094
VB	218	(872)	(654)	242	222	464
U-M	1,452	(818)	634	1,194	(1,929)	(735)
AcelRx	66	222	288	59	2,105	2,164
KYBELLA	1	19	20	—	(847)	(847)
	$20,982	$(47,747)	$(26,765)	$20,920	$(1,780)	$19,140

	Twelve Months Ended
	December 31, 2019			December 31, 2018

(in thousands)	Cash Royalties	Change In Fair Value	Total	Cash Royalties	Change In Fair Value	Total

Assertio	$72,225	$(45,699)	$26,526	$71,502	$12,333	$83,835
VB	966	(518)	448	1,062	(272)	790
U-M	5,664	(5,197)	467	4,631	(1,174)	3,457
AcelRx	307	(57,428)	(57,121)	249	(2,514)	(2,265)
Avinger	—	—	—	366	(396)	(30)
KYBELLA	110	(1,472)	(1,362)	159	(690)	(531)
	$79,272	$(110,314)	$(31,042)	$77,969	$7,287	$85,256

	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2018	Change in Fair Value	December 31, 2019
Assertio	$264,371	$(45,699)	$218,672
VB	14,108	(518)	13,590
U-M	25,595	(5,197)	20,398
AcelRx	70,380	(57,428)	12,952
KYBELLA	2,056	(1,472)	584
	$376,510	$(110,314)	$266,196

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET (LOSS) INCOME
(Unaudited)
(In thousands)

A reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders as reported	$(54,888)	$16,279	$(70,411)	$(68,859)
Adjustments to Non-GAAP net income (as detailed below)	59,132	(592)	109,555	129,240
Non-GAAP net income attributed to PDL’s stockholders	$4,244	$15,687	$39,144	$60,381

An itemized reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders, as reported	$(54,888)	$16,279	$(70,411)	$(68,859)
Adjustments:
Mark-to-market adjustment to fair value - royalty assets	47,747	1,781	110,314	(7,287)
Mark-to-market adjustment to equity affiliate	(15,067)	—	(31,641)	—
Non-cash interest revenues	—	(83)	—	(312)
Non-cash stock-based compensation expense	1,716	(56)	7,119	4,758
Non-cash debt offering costs	1,461	1,864	7,237	7,609
Non-cash depreciation and amortization expense	606	635	2,901	3,696
Mark-to-market adjustment on warrants held	(3,228)	81	(4,715)	(33)
Impairment of intangible assets	22,490	—	22,490	152,330
Non-cash amortization of intangible assets	1,561	1,577	6,306	15,831
Mark-to-market adjustment of contingent consideration	—	(19,198)	—	(41,631)
Valuation allowance on deferred tax assets	8,866	11,384	8,866	11,226
Income tax effect related to above items	(7,020)	1,423	(19,322)	(16,947)
Total adjustments	59,132	(592)	109,555	129,240
Non-GAAP net income	$4,244	$15,687	$39,144	$60,381

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measure provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income” is not based on any standardized methodology prescribed by GAAP and represents GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) market-to-mark adjustment to our equity affiliate, (3) non-cash interest revenue from notes receivable (4) non-cash stock-based compensation expense, (5) non-cash interest expense related to PDL debt offering costs, (6) mark-to-market adjustments related to warrants held, (7) non-cash amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent consideration, (9) non-cash depreciation and amortization expense and (10) the related tax effect of all reconciling items within our reconciliation. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

# # #